Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Numbers 333-10409, 333-66422, 333-82302, 333-112521, and 333-133640) of our reports dated November 19, 2009 relating to (1) the 2009 and 2008 consolidated financial statements and financial statement schedule of Woodward Governor Company (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in method of accounting for uncertain tax positions on October 1, 2007 in accordance with the ASC 740 Income Taxes, our audit of the adjustments to the 2007 consolidated financial statements to retrospectively apply the two-for-one-stock split, and our audit of the adjustments to the 2007 consolidated financial statements to retrospectively adjust the disclosures for a change in the composition of reportable segments) and (2) management’s report on the effectiveness of internal control over financial reporting as of September 30, 2009, appearing in this Annual Report on Form 10-K of Woodward Governor Company for the year ended September 30, 2009.
/s/ Deloitte & Touche LLP
Denver, Colorado
November 19, 2009